Exhibit 99

JOINT FILING STATEMENT

I, the undersigned, hereby express my agreement that the attached Schedule 13D (and any amendments thereto) relating to the Common Stock of Aerohive Networks, Inc. is filed on behalf of each of the undersigned.

Dated: April 4, 2018

David K Flynn

/s/ David K. Flynn

David and Pamela Flynn co-ttees Flynn Living Trust dtd 07/22/99

By:	/s/ David K. Flynn
Name: David K. Flynn
Title: Co-Trustee